As filed with the Securities and Exchange Commission on April 4, 2008

                                                     Registration No. 333-148281


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    Form S-1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               GILMAN CIOCIA, INC.
                               -------------------
             (Exact name of Registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   11-2587324
                      (I.R.S. Employer Identification No.)

                                      7200
            (Primary Standard Industrial Classification Code Number)

                                11 Raymond Avenue
                          Poughkeepsie, New York 12603
                                 (845) 486-0900
   ---------------------------------------------------------------------------
   (Address, including Zip Code, and Telephone Number, including Area Code, of
                    Registrant's Principal Executive Offices)

                            Ted H. Finkelstein, Esq.
                       Vice President and General Counsel
                               Gilman Ciocia, Inc.
                                11 Raymond Avenue
                          Poughkeepsie, New York 12603
                                 (845) 485-5278
  -----------------------------------------------------------------------------
  (Name, Address, Including Zip Code, and Telephone Number Including Area Code,
                              of Agent for Service)

                                    Copy to:
                             Robert J. Mittman, Esq.
                                Ethan Seer, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 885-5000
   --------------------------------------------------------------------------
   As soon as practicable after this Registration Statement becomes effective
        (Approximate date of commencement of proposed sale to the public)


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.


        Large accelerated filer |_|                Accelerated filer |_|
        Non-accelerated filer   |X|                Smaller reporting company |_|
(Don't check if a smaller reporting company)


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THESE SECURITIES BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------


                   SUBJECT TO COMPLETION, DATED APRIL 4, 2008


                                   PROSPECTUS


                               GILMAN CIOCIA, INC.
        20,000,000 Shares of Common Stock and related subscription rights

We are distributing, at no charge to holders of our common stock, non-transferable subscription rights to purchase shares of our common stock. You will receive one (1) subscription right for each share of common stock owned at the close of business on April 14, 2008, the record date. We are distributing subscription rights exercisable for up to an aggregate of 20,000,000 shares of our common stock.

Each whole basic subscription right will entitle you, as a holder of our common stock, to purchase up to four (4) shares of our common stock, subject to adjustment, at a subscription price of $0.10 per share, the same price at which we effected our private placements of a total of 80,000,000 shares of our common stock to certain investors and certain officers, directors and employees of our company in August 2007 which we refer to as our "Private Placements." Subscribers who exercise their basic subscription rights in full may over-subscribe for additional shares to the extent shares are available. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on ______, 2008 [insert date-60 days from date of prospectus], unless extended. The purchasers of our common stock in the Private Placements and certain members of our management and certain of their affiliates, who we collectively refer to as the 2007 Investors, will not be receiving any subscription rights but after the expiration of the subscription rights may purchase in this offering at the $0.10 per share subscription price any shares that remain unsold in the subscription offering.


You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Unless we give you a right of cancellation as a result of a fundamental change (as determined by us) to the terms of the rights offering, all exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.


We may cancel or terminate this offering at any time prior to its expiration. If this offering is cancelled or terminated, we will return your subscription price, but without any payment of interest.


The shares are being offered directly by us without the services of an underwriter or selling agent.


Shares of our common stock are traded in the over-the-counter market and quoted on the grey market electronic trading market under the symbol "GTAX". On April 3, 2008, the last reported sales price for our common stock was $.20 per share.

The shares of common stock issued in the offering will not be listed or quoted on a stock exchange. The proceeds from this offering will be used for general corporate purposes and to pay the fees and expenses related to this offering.

Investing in our common stock involves a high degree of risk. We urge you to read carefully the section entitled "Risk Factors" beginning on page 9 of this prospectus and the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended June 30, 2007, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights or otherwise purchase our shares of common stock.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                            Total Proceeds to
                                     Price Per Share     Gilman Ciocia, Inc. (1)
                                     ---------------     -----------------------
Offering Price to Stockholders          $ 0.10                $ 2.0 million


----------
(1) Assumes all shares being offered pursuant to this prospectus are subscribed for, before deducting expenses payable by us, estimated to be approximately $175,000.00.


                                The date of this prospectus is __________, 2008.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


ABOUT THIS PROSPECTUS........................................................(i)
QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING..........................1
SUMMARY........................................................................6
RISK FACTORS...................................................................9
FORWARD-LOOKING STATEMENTS....................................................16
USE OF PROCEEDS...............................................................16
THE RIGHTS OFFERING...........................................................17
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES........................22
DESCRIPTION OF CAPITAL STOCK..................................................23
PLAN OF DISTRIBUTION..........................................................25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT.......................................................25
WHERE YOU CAN FIND MORE INFORMATION...........................................27
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................28
LEGAL MATTERS.................................................................28
EXPERTS.......................................................................28


                              ABOUT THIS PROSPECTUS


Unless otherwise stated or the context otherwise requires, the terms "we," "us," "our," and the "Company" refer to Gilman Ciocia, Inc. (formerly known as Gilman + Ciocia, Inc.) and its subsidiaries.


You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.


                                       (i)

              QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock, and our business.

What is a rights offering?


We are distributing to holders of our common stock as of 5:00 p.m. Eastern Time, other than the 2007 Investors, on April 14, 2008, the "record date," at no charge, subscription rights to purchase shares of our common stock. You will receive one (1) subscription right for each one (1) share of common stock you owned at the close of business on the record date. The subscription rights will be evidenced by subscription rights agreements.


What is a right?

Each right gives the holder the opportunity to purchase up to four (4) shares of our common stock for $0.10 per share, (as part of their basic subscription right), and carries with it a basic subscription right and an over-subscription right.

How many shares may I purchase if I exercise my rights?

We are granting to you, as a stockholder of record on the record date, one (1) subscription right for each one (1) share of our common stock you owned at that time. Each right contains the basic subscription right and the over-subscription right described below. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company, or "DTC," then DTC will issue one (1) right to the nominee for one (1) each share of our common stock you own at the record date. Each whole right can then be used to purchase up to four (4) shares of common stock for $0.10 per share.

What is the basic subscription right?


The basic subscription right of each whole right entitles our stockholders, other than the 2007 Investors, to purchase up to four (4) shares of our common stock at the subscription price of $0.10 per share.


What is the over-subscription right?


We do not expect that all of our stockholders will exercise all of their basic subscription rights. By extending over-subscription rights to these stockholders, we are providing for the purchase of those shares that are not purchased through exercise of basic subscription rights. The over-subscription right of each subscription right entitles you, if and when you fully exercise your basic subscription right, to subscribe for additional shares of common stock at the subscription price.


What if there are an insufficient number of shares to satisfy the over-subscription requests?

If there are an insufficient number of shares of our common stock available to satisfy fully the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription right will receive the available shares pro rata based on the number of shares each subscription rights holder subscribed for under the basic subscription right. Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Will shares not sold as part of the rights offering be offered to other investors?


Yes. Although the 2007 Investors are not receiving subscription rights, to the extent any of the 20,000,000 shares of common stock offered under this prospectus remain unsold at the expiration of the rights offering the 2007 Investors will have the right, on a "first come, first served" basis until ________, 2008 [insert date - 90 days after the expiration of the rights offering,] to purchase these shares at the $0.10 per share subscription price.


Why are we conducting the rights offering?


We are making the rights offering to provide our stockholders the opportunity to participate in this transaction at the same price that the 2007 Investors purchased our common stock in the Private Placements and to offer our current stockholders the opportunity to minimize the dilution of their ownership interest in the Company resulting from the Private Placements.


How was the subscription price of $0.10 per share determined?

Our board of directors determined the subscription price after negotiations with the purchasers in the Private Placements, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock and the need to provide an incentive to our stockholders to participate in the rights offering on a pro rata basis. The subscription price for a subscription right is $0.10 per share. The subscription price does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your rights, or you may choose not to exercise any rights. If you do not exercise any rights, the number of shares of our common stock you own will not change. However, because shares are expected to be purchased by other stockholders in the rights offering, your percentage ownership after the exercise of the rights will be diluted.

How soon must I act to exercise my rights?


The rights may be exercised beginning on the date of this prospectus through the expiration date, which is ___, 2008 [insert date-60 days from date of prospectus], at 5:00 p.m., Eastern Time, unless extended by us. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.


When will I receive my subscription rights agreement?


Promptly after the date of this prospectus, the subscription agent will send a subscription rights agreement to each registered holder of our common stock as of 5:00 p.m., Eastern Time, on the record date, based on our stockholder registry maintained at the transfer agent for our common stock (other than to those stockholders of record who have contractually agreed with us not to participate in the rights offering, i.e., the 2007 Investors). If you hold your shares of common stock through a brokerage account, bank, or other street name nominee, you will not receive an actual subscription rights agreement. Instead, as described in this prospectus, you must instruct your broker, bank, or other nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights agreement, you should promptly contact your broker, bank, or other nominee and request a separate subscription rights agreement. It is not necessary to have a physical subscription rights agreement to elect to exercise your rights, if you hold your shares of common stock through a brokerage account, bank, or other street name nominee. For further information regarding exercising your rights if you hold shares of common stock through a brokerage account, bank, or other street name nominee, please see "What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?" below, and the section entitled "Rights Offering" below.

May I transfer my rights?

No. Should you choose not to exercise your subscription rights, you may not sell, give away, or otherwise transfer your subscription rights. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient).

Are we requiring a minimum subscription to complete the rights offering?

No.

Can the board of directors cancel, amend, or extend the rights offering?

Yes. Our board of directors may decide to cancel or terminate the rights offering at any time before the expiration of the rights offering and for any reason. If our board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders that has not yet been remitted to the Company by the subscription agent, will be returned, without interest or deduction, as soon as practicable. Once the subscription agent releases payment for shares to us, our board of directors can no longer cancel or terminate the offering as to any such shares. In the event that the rights offering is cancelled or terminated, all funds received from subscriptions by stockholders that have not yet been remitted to the Company by the subscription agent will be returned.

We may amend or extend the subscription period of the rights offering. The period for exercising your subscription rights may be extended by our board of directors, although we do not presently intend to do so.

Has our board of directors made a recommendation to our stockholders regarding the rights offering?

Our board of directors will not make any recommendation to stockholders regarding the exercise of rights under the rights offering. You should make an independent investment decision about whether or not to exercise your rights.

Stockholders who exercise rights risk investment loss on new money invested. We cannot assure you that the market price for our common stock will be above the subscription price after you exercise your rights or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in the Company will be diluted. For more information on the risks of participating in the rights offering, see the section of this prospectus entitled "Risk Factors."

How do I exercise my rights? What form must be completed and what payment is required to purchase the shares of common stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer, or other nominee, including street name nominees:

      o deliver payment to the subscription agent using the methods outlined in this prospectus; and

      o deliver a properly completed subscription rights agreement to the subscription agent before 5:00 p.m., Eastern Time, on ______, 2008, unless extended.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the subscription rights agreement, the payment received will be applied to exercise your basic subscription right. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be applied as if you exercised your over-subscription amount to the extent of such excess payment. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription rights (to the extent specified by you), the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

When will I receive my new shares?

With respect to the exercise of basic subscription rights, we may issue shares shortly after the receipt of your executed subscription agreement and the release to us by the subscription agent of the amount representing payment for the shares for which you subscribed. Otherwise, if you purchase shares of common stock in the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and subscription rights agreement, may I change or cancel my exercise of rights?

No. Unless we give you a right of cancellation as a result of a fundamental change (as determined by us) to the terms of the rights offering, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $0.10 per share.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, or other nominee, then your broker, dealer, or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the rights offering. You should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m. Eastern Time, on ________, 2008.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank, or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights agreement, you should contact the nominee as soon as possible and request that a separate subscription rights agreement be issued to you. You should contact your broker, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering.

How much money will the Company receive from the offering?


If we sell all the shares being offered pursuant to this prospectus, we will receive gross proceeds of $2.0 million, before deducting the related offering expenses.


See the sections of this prospectus entitled "Use of Proceeds" and "The Rights Offering."


Are there risks in exercising my subscription rights and purchasing shares of common stock?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Purchasers of our common stock in this offering should carefully read the section entitled "Risk Factors" beginning on page 9 of this prospectus and the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended June 30, 2007, as amended, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.


How many shares of common stock will be outstanding after the shares offered hereby?


As of March 31, 2008, we had 89,719,050 shares of common stock issued and outstanding. Although we cannot at this time determine the number of shares of common stock that will be outstanding after this offering, assuming all 20,000,000 shares offered by us are sold, approximately 109,719,000 shares of our common stock will be outstanding immediately after completion of the offering (excluding shares issued upon exercise of options or other convertible securities).

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until we issue your shares of common stock to you. If the rights offering is not completed, we will immediately instruct the subscription agent to return your payment in full. If you own shares in "street name," it may take longer for you to receive payment because the subscription agent will send payments through the record holder of your shares. You will not be credited interest on your payment.

Will the rights be listed on a stock exchange or quoted on an inter-dealer quotation system?

The rights themselves will not be listed on any stock exchange or inter-dealer quotation system. Our common stock is quoted on the grey market under the symbol "GTAX."

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise your rights. If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising rights?

A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see "Material United States Federal Income Tax Consequences."

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, or other nominee, then you should send your subscription documents, subscription rights agreement, and payment to that record holder in accordance with the instructions you receive from that record holder. If you are the record holder, then you should send your subscription documents, subscription rights agreement, and payment by hand delivery, first class mail, or courier service to:

                      By Mail, Overnight Courier or By Hand

                         Corporate Stock Transfer, Inc.
                               Attn: Carylyn Bell
                    3200 Cherry Creek Drive South, Suite 4308
                                Denver, CO 80209

You are solely responsible for completing delivery to the subscription agent of your subscription documents, subscription rights agreement, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact Ted Finkelstein, our Vice President and General Counsel at (845) 485-5278 or Innisfree M&A Incorporated, the Information Agent at (212) 750-5837.

For a more complete description of the rights offering, see "The Rights Offering" beginning on page 17.

                                     SUMMARY


This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled "Risk Factors" beginning on page 9 of this prospectus and the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended June 30, 2007, as amended, and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Gilman Ciocia, Inc.


We were organized in 1981 under the laws of the State of New York and reincorporated under the laws of the State of Delaware in 1993.

Our principal executive offices are located at 11 Raymond Avenue, Poughkeepsie, New York 12603, and our telephone number is (845) 486-0900. Our website is www.gilcio.com. The information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities. We have included our website address in this prospectus as an inactive textual reference only.


We provide federal, state and local tax preparation services to individuals, predominantly in the middle and upper income tax brackets, accounting services to small and midsize companies and financial planning services, including securities brokerage, investment management services, insurance and financing services. As of the date of this prospectus, we have 25 offices operating in four states (New York, New Jersey and Florida).


We also provide financial planning services through independently owned and operated offices. As of the date of this prospectus, there are 66 independently owned and operated offices which are located in twelve states. We believe we benefit from economies of scale associated with the aggregate production of both offices owned by us and the independently owned offices.

The Offering


Securities offered                  We are distributing to our stockholders of
                                    record on the record date (other than the 2007 Investors), at no charge, one (1) non-transferable subscription right for every one (1) share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights. If all of the 20,000,000 shares offered by us are sold, the gross proceeds from the offering will be $2.0 million.

Basic subscription right            Each whole right gives you the opportunity
                                    to purchase up to four (4) shares of our common stock for $0.10 per share.

Additional subscription right       If you elect to exercise your basic
                                    subscription right in full, you may also subscribe for additional shares at the same subscription price per share. If an insufficient number of shares are available to satisfy fully the over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercised their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering. To the extent any shares are available for sale after the expiration of the rights offering, the 2007
                                    Investors will have the opportunity until _______, 2008 [insert date-90 days after the expiration of the rights offering] to purchase the shares, on a "first come, first served" basis, at the $0.10 per share subscription price.

Record date                         5:00 p.m. Eastern Time on April 14, 2008.

Expiration date                     5:00 p.m. Eastern Time on ________, 2008
                                    [insert date-60 days from date of
                                    prospectus], unless extended by us, in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price                  $0.10 per share, payable in cash.

Use of proceeds                     The proceeds from the offering is expected
                                    to be $2.0 million, before deducting
                                    expenses relating to the offering. We will use the proceeds of the offering to (i) pay the fees and expenses related to this rights offering and (ii) repay a portion of the amount we owe to Prime Partners, Inc.
                                    Michael Ryan, our Chief Executive Officer, is a director, an officer and a significant shareholder of Prime Partners, Inc. We will use any excess proceeds for general corporate purposes.

Non-transferability of rights       The subscription rights may not be sold,
                                    transferred, or assigned and will not be listed for trading on any stock exchange or market or quoted on any inter-dealer quotation system.

No board recommendation             Our board of directors makes no
                                    recommendation to you about whether you
                                    should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

No revocation                       If you exercise any of your rights, you will
                                    not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax             A holder should not recognize income or loss
considerations                      for United States federal income tax
                                    purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see "Material United States
                                    Federal Income Tax Consequences."

Extension, cancellation and         The period for exercising your subscription
amendment                           rights may be extended by our board of
                                    directors, although we do not presently
                                    intend to do so. Our board of directors may cancel or terminate the rights offering in its sole discretion at any time on or before the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock). Once the subscription agent releases payment for shares to us, our board of directors can no longer cancel or terminate the offering as to any such shares. In the event that the rights offering is cancelled or terminated, all funds received from subscriptions by stockholders that have not yet been remitted to the Company by the subscription agent will be returned.
                                    Interest will not be payable on any returned funds. We also reserve the right to amend the terms of the rights offering.

Procedure for exercising rights     If you are the record holder of shares of
                                    our common stock, to exercise your rights you must complete the subscription rights agreement and deliver it to the subscription agent, Corporate Stock Transfer, Inc., together with full payment for all the subscription rights you elect to exercise.
                                    The subscription agent must receive the
                                    proper forms and payments on or before the expiration of the rights offering. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested. If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank, or nominee in accordance with the procedures described in the section of this prospectus entitled "The Rights
                                    Offering - Beneficial Owners."

Subscription agent                  Corporate Stock Transfer, Inc

Information agent                   Innisfree M&A Incorporated

Questions                           Questions regarding the rights offering
                                    should be directed to Ted Finkelstein, our Vice President and General Counsel at (845)
                                    485-5278, or the Information Agent at (212)
                                    750-5799

Shares of common stock outstanding 89,719,050 shares as of April 3, 2008. before the rights offering

Shares of common stock outstanding  Assuming all 20,000,000 shares of common
after completion of the rights      stock offered hereby are sold, approximately
offering                            109, 719,000 shares of our common stock will
                                    be outstanding immediately after completion of the offering (excluding shares issued upon exercise of options or other convertible securities).

Issuance of our common stock        If you purchase shares of common stock
                                    through the rights offering, we will issue certificates representing those shares to you or DTC on your behalf, as the case may be, as soon as practicable after the earlier to occur of (i) the subscription agent releasing the funds to us for such purchase and (ii)______, 2008, the Expiration Date of the offering, which may be extended by us.

Risk factors                        Stockholders considering making an
                                    investment in the rights offering should consider the risk factors described in the section of this prospectus entitled "Risk
                                    Factors."

Fees and expenses                   We will bear the fees and expenses relating
                                    to the rights offering.

Grey market trading symbol for      Shares of our common stock are currently
common Stock                        quoted on the grey market under the symbol
                                    "GTAX," and the shares of common stock
                                    issued upon exercise of rights will be
                                    eligible for quotation on the grey market.
                                    The shares of common stock will not be
                                    eligible for trading on a stock exchange.

                                  RISK FACTORS


Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, which are incorporated herein by reference and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus entitled "Where You Can Find More Information." Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, or operating results to suffer. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see "Forward-Looking Statements.


                         Risks Relating to Our Business

We have a history of losses and may incur losses in the future.


While we reported a profit for the fiscal year ended June 30, 2007, we incurred losses in fiscal years 2006, 2005 and 2004 and may incur losses again in the future. As of December 31, 2007, our accumulated deficit was $29.8 million. If we fail to continue to earn profits, the value of your investment in our securities may decline.

Certain private stockholders, including some of our directors and officers, control a substantial interest in us and thus may influence certain actions requiring a vote of our stockholders.

On August 20, 2007, Michael Ryan (our Chief Executive Officer), Carole Enisman (our Executive Vice President of Operations), Ted Finkelstein (our Vice President and General Counsel), Dennis Conroy (our former Chief Accounting Officer), Prime Partners, Inc. and Prime Partners II, LLC (holding companies owned in part by Michael Ryan), Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I and WebFinancial Corporation entered into a Shareholders Agreement, or Shareholders Agreement, concerning the voting of their shares of our common stock. As of the date of this prospectus these stockholders collectively own approximately 68.4% of our issued and outstanding shares of common stock. Pursuant to the Shareholders Agreement, these stockholders will have the ability to influence certain actions requiring a stockholder vote, including the election of directors. This concentration of ownership and control by these stockholders could delay or prevent a change in our control or other action, even when a change in control or other action might be in the best interests of our other stockholders.


Our staggered board may entrench management, could prevent or delay a change of control of our company and discourage unsolicited stockholder proposals or bids for our common stock that may be in the best interests of our stockholders.

Our restated certificate of incorporation provides that our board of directors is divided into three classes, serving staggered three-year terms. As a result, at any annual meeting only a minority of our board of directors will be considered for election. Since our "staggered board" would prevent our stockholders from replacing a majority of our board of directors at any annual meeting, it may entrench management, delay or prevent a change in our control and discourage unsolicited stockholder proposals or unsolicited bids for our common stock that may be in the best interests of our stockholders.

Making and integrating acquisitions could impair our operating results.

Our current business strategy is to actively pursue acquisitions of tax preparation and accounting firms. Acquisitions involve a number of risks, including: diversion of our management's attention from current operations; disruption of our ongoing business; difficulties in integrating and retaining all or part of the acquired business, its customers and its personnel; and the effectiveness of the acquired company's internal controls and procedures. The individual or combined effect of these risks could have an adverse affect on our business. In paying for an acquisition, we may deplete our cash resources. Furthermore, there is the risk that our valuation assumptions, customer retention expectations and our models for an acquired product or business may be erroneous or inappropriate due to foreseen or unforeseen circumstances and thereby cause us to overvalue an acquisition target. There is also the risk that the contemplated benefits of an acquisition may not materialize as planned or may not materialize within the time period or to the extent anticipated by us.

Our operations may be adversely affected if we are not able to expand our financial planning business by hiring additional financial planners and opening new offices.

If the financial planners that we presently employ or recruit do not perform successfully, our operations may be adversely affected. We plan to continue to expand in the area of financial planning, by expanding the business of presently employed financial planners and by recruiting additional financial planners. Our revenue growth will in large part depend upon the expansion of our existing business and the successful integration and profitability of the recruited financial planners. Our growth will also depend on the success of independent financial planners who are recruited to join us. The financial planning channel of our business has generated an increasing portion of our revenues during the past few years, and if such channel does not continue to be successful, our revenues may not increase.

Our consolidated financial statements do not include any adjustments that might result due to our opening of new offices or from the uncertainties of a shift in our business.

We may choose to open new offices. We incur significant expenses to build out a new office and to purchase furniture, equipment and supplies when we open a new office. We have found that a new office usually suffers a loss in its first year of operation, shows no material profit or loss in its second year of operation and does not attain profitability, if ever, until its third year of operation. Therefore, our operating results could be materially adversely affected in any year that we open a significant number of new offices. If the financial markets deteriorate, our financial planning channel will suffer decreased revenues. Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity, which generally result in lower revenues from trading activities and commissions. Lower securities price levels may also result in a reduced volume of transactions as well as losses from declines in the market value of securities held in trading, investment and underwriting positions. In periods of low volume, the fixed nature of certain expenses, including salaries and benefits, computer hardware and software costs, communications expenses and office leases, will adversely affect our profitability. Sudden sharp declines in market values of securities and the failure of issuers and counterparts to perform their obligations can result in illiquid markets in which we may incur losses in our principal trading and market making activities.


Our sale of 80,000,000 shares of common stock sold in August 2007 significantly diluted the common stock ownership of our stockholders and could adversely affect future prices of our common stock.

The significant dilution of the common stock ownership of existing stockholders resulting from our August 2007 private placements could have an adverse affect on the future price of the shares of our common stock and on the future volume of the shares traded.


The quotation of our shares on the "grey market" could make trading in our shares difficult for investors.

The shares of our common stock are traded over-the counter and quoted on the "grey market". As a result, an investor may find it difficult to dispose of or obtain accurate quotations as to the market value of our common stock.

The low trading volume of our common stock increases volatility, which could impair our ability to obtain equity financing.

Low trading volume in our common stock increases volatility, which could result in the impairment of our ability to obtain equity financing. As a result, historical market prices may not be indicative of market prices in the future. In addition, the stock market has recently experienced extreme stock price and volume fluctuation. The market price of our common stock may be impacted by changes in earnings estimates by analysts, economic and other external factors and the seasonality of our business. Fluctuations or decreases in the trading price of our common stock may adversely affect a stockholders' ability to buy and sell our common stock and our ability to raise money in the future through an offering of common stock.


A Section 382 limitation on the use of our net operating loss carryforwards could have a negative impact on our future tax liability.

Our net operating loss carryforwards of $20.0 million at December 31, 2007 expire generally from 2017 to 2027. As a result of equity transactions we completed in August 2007 we are reviewing whether our ability to utilize our net operating loss carryforwards may be restricted under the Internal Revenue Code. If we are unable to utilize our net operating loss carryforwards, it would increase our tax liability which would have a material adverse affect on our operating results.

Changing laws and regulations have resulted in increased compliance costs which could effect our operating results.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and newly enacted SEC regulations have created additional compliance requirements for companies such as ours. We intend to continue to invest appropriate resources to comply with evolving standards, and this investment has resulted and will likely continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

The expense and diversion of management attention which result from litigation could have an adverse affect on our operating results and could harm our ability to manage our business effectively.


There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. If we were to be found liable to clients for misconduct alleged in civil proceedings, our operations may be adversely affected. Many aspects of our business involve substantial risks of liability. Broker-dealers such as our subsidiary, Prime Capital Services, Inc. or PCS, are subject to claims by dissatisfied clients, including claims alleging they were damaged by improper sales practices such as unauthorized trading, churning, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. Broker-dealers may be liable for the unauthorized acts of their retail brokers and independent contractors if they fail to supervise their conduct adequately. PCS is currently a defendant/respondent in numerous such proceedings. PCS maintains securities broker-dealer's professional liability insurance to insure against this risk, but the insurance policy contains a deductible (presently $50,000) and a cumulative cap on coverage (presently $3,000,000). In addition, certain activities engaged in by broker-dealers may not be covered by such insurance. The adverse resolution of any legal proceedings involving us could have a material adverse affect on our business, financial condition, and results of operations or cash flows.

The outcome of the SEC investigation could have a material adverse affect on our operating results.


On September 6, 2005, we received an informal inquiry from the SEC regarding variable annuity sales by our registered representatives during the period January 1, 2002 through August 1, 2005. On June 22, 2006, the SEC entered a formal order of investigation. We cannot predict whether or not the investigation will result in an enforcement action. Further, if there were an enforcement action, we cannot predict whether or not our operating results would be affected.

Dependence on technology software and systems and our inability to provide assurance that our systems will be effective could adversely affect our operations.

As an information-financial services company with a broker-dealer subsidiary, we are substantially dependent on technology software and systems and on the internet to maintain customer records, affect securities transactions and prepare and file tax returns. In the event that there is an interruption to our systems due to internal systems failure or from an external threat, including terrorist attacks, fire and extreme weather conditions, our ability to prepare and file tax returns and to process financial transactions could be adversely affected. We have offsite backup, redundant and remote failsafe systems in place to safeguard against these threats but there can be no assurance that such systems will be effective to prevent malfunction and adverse affects on our operations.

We face substantial competition. If we fail to remain competitive, we may lose customers and our results of operations would be adversely affected.

The financial planning and tax planning industries are highly competitive. If our competitors create new products or technologies, or are able to take away our customers, our results of operations may be adversely affected. Our competitors include companies specializing in income tax preparation, as well as companies that provide general financial services. Our principal competitors are H&R Block and Jackson Hewitt in the tax preparation field and many well-known national brokerage and insurance firms in the financial services field, including Merrill Lynch and Citigroup. Many of these competitors have larger market shares and significantly greater financial and other resources than us. We may not be able to compete successfully with such competitors. Competition could cause us to lose existing clients, adversely impact our ability to acquire new clients and increase advertising expenditures, all of which could have a material adverse affect on our business or operating results.

Additionally, federal and state governments may in the future become direct competitors to our tax offerings. If federal and state governments provide their own software and electronic filing services to taxpayers at no charge, it could have a material adverse affect on our business, financial condition and results of operations. The federal government has proposed legislation that could further this initiative.

Government initiatives that simplify tax return preparation could reduce the need for our services as a third party tax return preparer.

Many taxpayers seek assistance from paid tax return preparers such as us because of the level of complexity involved in the tax return preparation and filing process. From time to time, government officials propose measures seeking to simplify the preparation and filing of tax returns or to provide additional assistance with respect to preparing and filing such tax returns. The passage of any measures that significantly simplify tax return preparation or otherwise reduce the need for a third party tax return preparer could reduce demand for our services, causing our revenues or profitability to decline.

Changes in the tax law that result in a decreased number of tax returns filed or a reduced size of tax refunds could harm our business

From time to time, the United States Treasury Department and the Internal Revenue Service adopt policy and rule changes and other initiatives that result in a decrease in the number of tax returns filed or reduce the size of tax refunds. Similar changes in the tax law could reduce demand for our services, causing our revenues or profitability to decline.

The highly seasonal nature of our business presents a number of financial risks and operational challenges which, if we fail to meet, could materially effect our business.

Our business is highly seasonal. We generate substantially all of our tax preparation revenues during tax season, which is the period from January 1 through April 30. The concentration of this revenue-generating activity during this relatively short period presents a number of operational challenges for us including: (i) cash and resource management during the first eight months of our fiscal year, when we generally operate at a loss and incur fixed costs and costs of preparing for the upcoming tax season; (ii) flexible staffing, because the number of employees at our offices during the peak of tax season is much higher than at any other time; (iii) accurate forecasting of revenues and expenses; and
(iv) ensuring optimal uninterrupted operations during peak season, which is the period from late January through April.

If we were unable to meet these challenges or were to experience significant business interruptions during tax season, which may be caused by labor shortages, systems failures, work stoppages, adverse weather or other events, many of which are beyond our control, we could experience a loss of business, which could have a material adverse affect on our business, financial condition and results of operations.

Competition from departing employees and our inability to enforce contractual non-competition and non-solicitation provisions could adversely affect our operating results.

If a large number of our employees and financial planners departed and began to compete with us, our operations may be adversely affected. Although we attempt to restrict such competition contractually, as a practical matter, enforcement of contractual provisions prohibiting small-scale competition by individuals is difficult. In the past, departing employees and financial planners have competed with us. They have the advantage of knowing our methods and, in some cases, having access to our clients. No assurance can be given that we will be able to retain our most important employees and financial planners or that we will be able to prevent competition from them or successfully compete against them. If a substantial amount of such competition occurs, the corresponding reduction of revenue may materially adversely affect our operating results.

Departure of key personnel could adversely affect our operations.


If any of our key personnel were to leave the Company, our operations may be adversely affected. We believe that our ability to implement our business strategy successfully and to operate profitably depends on the continued employment of James Ciocia, our Chairman of the Board, Michael Ryan, our President and Chief Executive Officer, Ted Finkelstein, our Vice President and General Counsel, Kathryn Travis, our Secretary, Carole Enisman, our Executive Vice President of Operations, and Karen Fisher, our Chief Accounting Officer. If any of these individuals becomes unable or unwilling to continue in his or her present position with us, our business and financial results could be materially adversely affected.


The decision not to pay dividends could impact the marketability of our common stock.

Our decision not to pay dividends could negatively impact the marketability of our common stock. Since our initial public offering of securities in 1994, we have not paid dividends and we do not plan to pay dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our growth. The release of restricted common stock may have an adverse affect on the market price of our common stock

The release of various restrictions on the possible future sale of our common stock may have an adverse affect on the market price of our common stock.


As of the date of this prospectus, approximately 83.7 million shares of our common stock outstanding are "restricted securities" under Rule 144 of the Securities Act of 1933, or Securities Act. In general, under Rule 144, a person who is an "affiliate" (as defined in Rule 144) of our Company who has satisfied a six month holding period may, under certain circumstances, sell, within any three month period, a number of shares of "restricted securities" that do not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of such shares during the four calendar weeks prior to such sale. Rule 144 also permits, (provided that we are current in filing our SEC periodic reports) the sale of shares of common stock by a person who is not an "affiliate" (as defined in Rule 144) of us and who has satisfied a six month holding period (or one year if we are not current in our SEC periodic reports), without any volume or other limitation.


If those security holders determine to sell a significant number of shares into the market at any given time, there likely will not be sufficient demand in the market to purchase the shares without a decline in the market price for our common stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading market for our common stock, or even the availability of such a large number of shares, could continue to depress the trading market for our common stock over an extended period of time.

The general nature of the securities industry could materially affect our business.

If a material risk inherent to the securities industry was to be realized, the value of our common stock may decline. The securities industry, by its very nature, is subject to numerous and substantial risks, including the risk of declines in price level and volume of transactions, losses resulting from the ownership, trading or underwriting of securities, risks associated with principal activities, the failure of counterparties to meet commitments, customer, employee or issuer fraud risk, litigation, customer claims alleging improper sales practices, errors and misconduct by brokers, traders and other employees and agents (including unauthorized transactions by brokers), and errors and failure in connection with the processing of securities transactions. Many of these risks may increase in periods of market volatility or reduced liquidity. In addition, the amount and profitability of activities in the securities industry are affected by many national and international factors, including economic and political conditions, broad trends in industry and finance, level and volatility of interest rates, legislative and regulatory changes, currency values, inflation, and the availability of short-term and long-term funding and capital, all of which are beyond our control.

Several current trends are also affecting the securities industry, including increasing consolidation, increasing use of technology, increasing use of discount and online brokerage services, greater self-reliance of individual investors and greater investment in mutual funds. These trends could result in our facing increased competition from larger broker-dealers, a need for increased investment in technology, or potential loss of clients or reduction in commission income. These trends or future changes could have a material adverse affect on our business, financial condition, and results of operations or cash flows.

Regulatory requirements of the securities industry could materially affect our business.

The SEC, FINRA, the NYSE and various other regulatory agencies have stringent rules with respect to the protection of customers and maintenance of specified levels of net capital by broker-dealers. The regulatory environment in which we operate is subject to change. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, FINRA, other U.S. governmental regulators and self -regulatory organizations, or SROs. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by the SEC, other federal and state governmental authorities and SROs.


PCS is subject to periodic examination by the SEC, FINRA, SROs and various state authorities. PCS sales practice, operations, recordkeeping, supervisory procedures and financial position may be reviewed during such examinations to determine if they comply with the rules and regulations designed to protect both customers and the solvency of broker-dealers. Examinations may result in the issuance of letters to PCS, noting perceived deficiencies and requesting PCS to take corrective action. Deficiencies could lead to further investigation and the possible institution of administrative proceedings, which may result in the issuance of an order imposing sanctions upon PCS and/or their personnel.


Our business may be materially affected not only by regulations applicable to us as a financial market intermediary, but also by regulations of general application. For example, the volume and profitability of our or our clients' trading activities in a specific period could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in interpretation or enforcement of existing laws and rules that effect the business and financial communities.

System or network failures or breaches in connection with our services and products could reduce our sales, impair our reputation, increase costs or result in liability claims, and seriously harm our business.

Any disruption to our services and products, our own information systems or communications networks or those of third-party providers upon whom we rely as part of our own product offerings, including the internet, could result in the inability of our customers to receive our products for an indeterminate period of time. Our services may not function properly for any of the following reasons:

o     System or network failure;
o     Interruption in the supply of power;
o     Virus proliferation;
o     Security breaches;
o     Earthquake, fire, flood or other natural disaster; or
o     An act of war or terrorism.

Although we have made significant investments, both internally and with third-party providers, in redundant and back-up systems for some of our services and products, these systems may be insufficient or may fail and result in a disruption of availability of our products or services to our customers. Any disruption to our services could impair our reputation and cause us to lose customers or revenue, or face litigation, customer service or repair work that would involve substantial costs and distract management from operating our business.

Failure to comply with laws and regulations that protect customers' personal information could result in significant fines and harm our brand and reputation

We manage highly sensitive client information in all of our operating segments, which is regulated by law. Problems with the safeguarding and proper use of this information could result in regulatory actions and negative publicity, which could adversely affect our reputation and results of operations.

          Risk Factors Relating to the Offering of Subscription Rights

The subscription price is not an indication of the value of our common stock. You may not be able to sell common stock purchased in this offering at a price equal to or greater than your subscription price.

The subscription price per share of common stock we are offering does not necessarily bear any relationship to any established criteria for valuation such as book value per share, cash flows, or earnings. As a result, you should not consider the subscription price as an indication of the current value of our common stock. We cannot assure you that you will be able to sell common stock purchased in this offering at a price equal to or greater than the subscription price.

Your percentage ownership of us may be diluted.

If you do not exercise your subscription rights and shares of common stock are purchased by other stockholders or investors in this offering, your proportionate voting and ownership interest will be reduced. The percentage that your original shares of common stock represents of our outstanding common stock after exercise of the subscription rights will also be diluted. For example, if you own 100,000 shares of common stock before this offering, or approximately 0.11% of our outstanding common stock, and you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders, your percentage ownership would be reduced to approximately 0.09%. The magnitude of the reduction of your percentage ownership will depend upon the number of shares of common stock you hold and the extent to which you exercise your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise even if there is a decline in the price of our common stock or if we decide to extend the expiration date of the subscription period.

The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy our common stock at a price which may be above the prevailing market price and could result in you having an immediate unrealized loss. We may also, in our sole discretion, extend the expiration date of the subscription period. During any potential extension of time, the value of our common stock may decline. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.

You may not be able to sell your shares of common stock immediately upon expiration of the rights offering.


Until certificates are delivered, or your account is credited for the purchased shares after expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered and/or your account will be credited as soon as practicable after the earlier to occur of (i) the subscription agent releasing the funds to us for such purchase and (ii) _____, 2008, the Expiration Date of the offering, which may be extended by us.

The rights offering may be canceled and funds returned without interest.

If we cancel this offering or if we are not able to fulfill your full oversubscription, we will not have any obligation with respect to the subscription rights except to return to you, without interest, any subscription payments and/or oversubscription payments you made that were not used to purchase common stock.

You will not earn interest on any funds delivered to us to exercise your subscription rights.

We will not pay you interest on funds delivered to us pursuant to your exercise of rights regardless of the length of time during which we hold your subscription payment.

You may not want to exercise your rights, as the proceeds of this offering may be used to make acquisitions or investments that you may not have the opportunity to approve.

We expect that the net cash proceeds from this offering will be used for general corporate purposes, working capital, to make acquisitions of, or investments in, businesses in related or unrelated fields. We have not identified any specific acquisitions or control investments at this time. If you exercise your rights, you may not have an opportunity to evaluate the specific merits or risks of any potential future acquisitions or investments. As a result, you may be entirely dependent on our broad discretion and judgment in the selection of potential future acquisitions and investments.

                           FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations and involve known and unknown risks and uncertainties over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in or implied by the forward-looking statements. Important information regarding risks and uncertainties is also set forth elsewhere in this document, including in those described in "Risk Factors" beginning on page 9, as well as elsewhere in this prospectus and in documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements. Although we believe the expectations reflected in the forward-looking statements at the time they are made are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, the forward-looking statements reflect our management's view only as of the date of this prospectus or as of the date of any document incorporated by reference into this prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or the date of any document incorporated into this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS


The net proceeds to us from the sale of our common stock offered by this prospectus is estimated to be approximately $1.825 million which assumes the sale of all shares offered hereby, less the estimated offering expenses of approximately $175,000.00. We will use the net proceeds of the rights offering to repay a portion of the amount we owe to Prime Partners, Inc. Michael Ryan, our Chief Executive Officer, is a director, an officer and a significant shareholder of Prime Partners, Inc. We will use any excess proceeds for general corporate purposes.

                               THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under "Risk Factors" beginning on page 9.

The Rights

The Subscription Rights

Basic Subscription Rights


We are distributing to our stockholders, other than the 2007 Investors, at no cost, one (1) non-transferable subscription right for each one (1) share of our common stock that they owned as a holder of record of shares of our common stock on April 14, 2008. Each subscription right entitles you to purchase up to four
(4) shares of common stock for $0.10 per share. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Eastern Time, on _______, 2008. Unless we decide to extend the offering, after the expiration date, the subscription rights will expire and will no longer be exercisable.

You will receive certificates representing the shares that you purchase pursuant to your subscription rights as soon as practicable after the earlier to occur of
(i) the subscription agent releasing the funds to us for such purchase and
(ii)_____, 2008, the Expiration Date of the offering, which may be extended by us.


Over-Subscription Rights

Subject to the allocation described below, each basic subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.


We do not expect that all of our stockholders will exercise all of their basic subscription rights. By extending over-subscription rights to our stockholders, we are providing for the purchase of those shares that are not purchased through exercise of basic subscription rights. The over-subscription right of each subscription right entitles you, if and when you fully exercise your basic subscription right, to subscribe for additional shares of common stock at the subscription price.


If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription rights agreement. When you send in your subscription rights agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all over-subscribing shareholders purchased through the basic subscription right. However, if your pro-rata allocation exceeds the number of shares you requested on your subscription rights agreement, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription rights.

As soon as practicable after the expiration date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been affected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.

Reasons for the Rights Offering; Determination of Subscription Price


Our board of directors set all of the terms and conditions of this offering, including the subscription price. The subscription price was set at the same price as the shares we sold in the Private Placements that we consummated in August 2007. Our board of directors determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights in this rights offering. Our board of directors determined the subscription price after negotiations with the purchasers in the Private Placements, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock and the need to provide an incentive to our stockholders to participate in the rights offering on a pro rata basis. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of the Company or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the subscription price. On April 3, 2008, the closing price of our common stock was $.20 per share.


Expiration of the Rights Offering and Extensions, Amendments, Rejection and Termination

You may exercise your subscription rights at any time before 5:00 p.m., Eastern Time, on ______, 2008, the expiration date of the rights offering, unless extended. We may, in our sole discretion, extend the time for exercising the subscription rights.

We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to (i) amend or modify the terms of the rights offering, and (ii) reject, in whole or in part, any subscription exercises for any reason, including, but not limited to, our determination that acceptance of an exercise of a subscription right could adversely impact our ability to utilize our NOLs.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Non-Transferability of the Rights

Except in the limited circumstances described below, only you may exercise the basic subscription right and the over-subscription right. You may not sell, give away, or otherwise transfer the basic subscription right or the over-subscription right.

Notwithstanding the foregoing, your rights may be transferred by operation of law. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering. In addition, you may transfer your rights to any of your affiliates. As used in this offering for this purpose, an affiliate means any person (including a partnership, corporation or other legal entity such as a trust or estate), which controls, is controlled by or is under common control with you.

Method of Subscription - Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., Eastern Time, on ______, 2008, the expiration date of the rights offering, unless extended:

      o Your properly completed and executed subscription rights agreement with any required signature guarantees or other supplemental documentation; and

      o Your full subscription price payment for each share subscribed for under your subscription rights.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank, or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., Eastern Time, on ______, 2008, the expiration date of the rights offering, unless extended.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian, or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., Eastern Time, on ______, 2008, the expiration date of the rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by cashier's or certified check or bank draft drawn upon a United States bank or any postal, telegraphic, or express money order payable to the subscription agent. Personal checks will not be accepted.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any cashier's or certified check or bank draft drawn upon a United States bank or of any postal, telegraphic, or express money order.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights agreement and payment of the subscription price to the subscription agent by one of the methods described below:

                      By Mail, Overnight Courier or By Hand

                         Corporate Stock Transfer, Inc.
                               Attn: Carylyn Bell
                    3200 Cherry Creek Drive South, Suite 4308
                                Denver, CO 80209

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. Unless you have specified the number of shares you wish to purchase upon exercise of your over-subscription right, any payment in excess of that required to exercise your basic subscription right will be applied as if you exercised your over-subscription amount to the extent of such excess payment. If the payment exceeds the subscription price for the full exercise of the basic and over-subscription rights (to the extent specified by you), the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

Your Funds Will Be Held by the Subscription Agent until Shares of Our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of our common stock to you. With respect to exercises of basic subscription rights, we may issue shares shortly after receipt of your executed subscription agreement and the release to us by the subscription agent of the amount representing payment for the shares for which you subscribed. Such shares may be issued to you prior to the expiration date of the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights agreement must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of FINRA, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

      o Your subscription rights agreement provides that shares are to be delivered to you as record holder of those subscription rights; or

      o     You are an eligible institution.

Notice to Brokers and Nominees


If you are a broker, a trustee, or a depositary for securities who holds shares of our common stock for the account of others on April 14, 2008, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights agreements and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" that we was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.


Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank, or other nominee, we will ask your broker, custodian bank, or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank, or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank, or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank, or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank, or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights agreement, you should contact the nominee as soon as possible and request that a separate subscription rights agreement be issued to you. You should contact your broker, custodian bank, or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank, or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Agreement

You should read and follow the instructions accompanying the subscription rights agreements carefully.

You are responsible for the method of delivery of your subscription rights agreement(s) with your subscription price payment to the subscription agent. If you send your subscription rights agreement(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. You must pay, or arrange for payment, by means of a certified or cashier's check or wire transfer of funds. Personal checks will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form, and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights agreements, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Material United States Federal Income Tax Consequences

A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see "Material United States Federal Income Tax Consequences."

Regulatory Limitation

We will not be required to issue shares of our common stock to you pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of Gilman Ciocia, Inc. Subscription Rights Agreements, you should contact the information agent at the address and telephone number set forth above under "Questions and Answers relating to the Rights Offering" included elsewhere in this prospectus.

Subscription Agent and Information Agent

We have appointed Corporate Stock Transfer, Inc. to act as subscription agent and Innisfree M&A Incorporated to act as information agent for the rights offering. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

No Revocation

Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription right and your over-subscription right may be made through the facilities of the Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your basic subscription right and your over-subscription right by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your subscription price payment for each share of our common stock that you subscribed for pursuant to your basic subscription right and your over-subscription right.

Subscription Price

The subscription price is $0.10 per share.

Cancellation of Rights

Our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time before the time the rights offering expires for any reason (including a change in the market price of our common stock). Once the subscription agent releases payment for shares to us, our board of directors can no longer cancel or terminate the offering as to any such shares. In the event that the rights offering is cancelled or terminated, all funds received from subscriptions by stockholders that have not yet been remitted to the Company by the subscription agent will be returned. Interest will not be payable on any returned funds.


Sales of Shares for Which Subscription Rights Have Not Been Exercised by Eligible Stockholders

Any shares not sold as part of the rights offering will be offered by us after the ____, 2008 expiration date of the rights offering, on a "first come, first served" basis, at $0.10 per share, to the 2007 Investors for a period expiring on ______, 2008 [insert date- 90 days after expiration of the rights offering].


No Board Recommendation

An investment in shares of our common stock must be made according to each investor's evaluation of his own best interests and after considering all of the information herein, including the "Risk Factors" section of this prospectus. Neither we nor our board of directors nor their financial advisors make any recommendation to subscription rights holders regarding whether they should exercise or sell their subscription rights.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States Federal income tax consequences of the rights offering to holders of our common stock. This discussion assumes that the holders of our common stock hold such common stock as a capital asset for United States Federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are United States persons and does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the United States Federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

The United States Federal income tax consequences to a holder of our common stock of the receipt and exercise of subscription rights under the rights offering should be as follows:

1. A holder should not recognize taxable income for United States Federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

2. Except as provided in the following sentence, a holder's tax basis in the subscription rights received in the rights offering should be zero. If either
(i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its United States Federal income tax return for the taxable year in which the subscription rights are received, to allocate part of its tax basis in such common stock to the subscription rights, then upon exercise of the subscription rights, the holder's tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder's holding period for the subscription rights received in the rights offering should include the holder's holding period for the common stock with respect to which the subscription rights were received.

3. A holder which allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis in such common stock immediately before the receipt of the subscription rights in the rights offering.

4. A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis in the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

                          DESCRIPTION OF CAPITAL STOCK

General


Our authorized capital stock consists of 500,100,000 shares of which 500,000,000 shares are par value $.01 per share common stock and 100,000 shares are par value $.001 per share preferred stock. As of March 31, 2008 there were 89,719,050 shares of common stock issued and outstanding and no shares of preferred stock outstanding.


Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In any liquidation, dissolution or winding up of our company, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. All outstanding shares of common stock are, and the shares underlying all outstanding options, upon payment of the exercise price as contemplated by the options, will be, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our Board is authorized, without further action by the stockholders, to issue 100,000 shares of preferred stock from time to time in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including terms relating to dividend rates, redemption rates and prices, liquidation preferences and voting, sinking fund and conversion rights. The rights and terms relating to any new series of preferred stock could adversely affect the voting power or other rights of the holders of common stock or could be utilized, in certain circumstances, as a method of discouraging, delaying or preventing a change in control. Any issuances of preferred stock could adversely affect the rights of the holders of common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

Stock Options


As of April 3, 2008, there were 80,000 stock options outstanding.


Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, (303) 282-4800.

Section 203 of the Delaware General Corporation Law

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the state's General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

o before the date of the business combination, the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder is approved by the board of directors of the corporation;

o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced; or

o on or after the date of the business combination, it is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's outstanding voting stock, other than a stockholder who owns 15% or more of our outstanding voting stock prior to our becoming subject to Section 203. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

                              PLAN OF DISTRIBUTION


On or about ___________, 2008, we will distribute the rights, subscription rights agreements, and copies of this prospectus to individuals who owned shares of common stock on April 14, 2008. If you wish to exercise your rights and purchase shares of common stock, you should complete the subscription rights agreement and return it with payment for the shares, to the subscription agent, Corporate Stock Transfer, Inc., at the following address:


                      By Mail, Overnight Courier or By Hand

                         Corporate Stock Transfer, Inc.
                               Attn: Carylyn Bell
                    3200 Cherry Creek Drive South, Suite 4308
                                Denver, CO 80209

See further the section of this prospectus entitled "The Rights Offering." If you have any questions, you should contact the information agent, Innisfree MA& Incorporated, at 501 Madison Avenue, New York, New York, tel: (212) 750-5837.


To the extent that any shares are available for sale at the expiration of the rights offering they will be offered by us at the $0.10 per share subscription price to the 2007 Investors on a "first come first served" basis for a period expiring ____, 2008.


Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the underlying common stock.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our Common Stock as of March 31, 2008 by each of our directors, each of our "Named Executive Officers," listed in the Summary Compensation Table of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as amended, all of our executive officers and directors, as a group, and each person known by us to beneficially hold five percent or more of our Common Stock, based on information obtained from such persons.

Except as indicated in the footnotes to the tables pursuant to applicable community property laws, we believe that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. For each individual or group included in the tables, such person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 31, 2008. Unless otherwise indicated, the business address for each five percent or more stockholder is c/o Gilman Ciocia, Inc., 11 Raymond Ave., Poughkeepsie, NY 12603. For each individual or group included in the tables, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 89,719,050 shares of Common Stock outstanding as of March 31, 2008 and the number of shares of Common Stock that such person or group had the right to acquire within 60 days of March 31, 2008, including, but not limited to, upon the exercise of options.

NAME OF                                                 AMOUNT AND NATURE OF
BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP        PERCENT OF CLASS
----------------                                        --------------------        ----------------
James Ciocia                                                 2,854,704  (1)                3.2

Michael Ryan                                                61,384,225  (2)               68.4

Edward Cohen                                                   510,000                      *

Allan Page                                                     103,000                      *

John Levy                                                        3,000                      *

Kathryn Travis                                                 607,980                      *

Carole Enisman                                              61,384,225  (3)               68.4

Ted Finkelstein                                             61,384,225  (4)               68.4

Karen Fisher                                                    30,000                      *

Nelson Obus                                                 61,384,225  (5)(6)            68.4

Frederick Wasserman                                                 --

Ralph Porpora                                               61,384,225  (7)               68.4

11 Raymond Avenue
Poughkeepsie, NY 12603

Prime Partners II,                                          61,384,225  (8)               68.4
LLC
11 Raymond Avenue
Poughkeepsie, NY 12603

Wynnefield Partners Small Cap Value                         61,384,225  (9)(10)           68.4
LP
450 Seventh Avenue, Suite 509
New York, NY 10123

Wynnefield Small Cap Value Offshore Fund, Ltd               61,384,225  (9) (11)          68.4
450 Seventh Avenue, Suite 509
New York, NY 10123

Wynnefield Partners Small Cap Value LP I                    61,384,225  (9) (12)          68.4
450 Seventh Avenue, Suite 509
New York, NY 10123

WebFinancial Corporation                                    61,384,225  (13)              68.4
61 East Main Street
Los Gatos, CA 95031

All Directors and Executive Officers as a group (11         65,462,989  (14)              73.0
persons)

----------
(1) Includes 600,000 shares which are held jointly with Tracy Ciocia, Mr. Ciocia's wife and 9,100 shares held as custodian for Mr. Ciocia's sons.

(2) Includes 6,000 shares which are beneficially owned by Mr. Ryan personally; 13,541 shares which are beneficially owned by Mr. Ryan's wife, Carol Enisman (the Executive Vice President of Operations of the Company) of which Mr. Ryan disclaims beneficial ownership; 1,658,798 shares which are beneficially owned by Prime Partners, Inc. of which Mr. Ryan is a shareholder, officer and director; 15,420,000 shares which are beneficially owned by Prime Partners II, LLC of which Mr. Ryan is a member and manager and 44,291,886 shares which are owned by certain of the other stockholders to the Shareholders Agreement of which both Mr. Ryan and Prime Partners II, LLC disclaim beneficial ownership.

(3) Includes 61,370,684 shares owned by certain of the other partners to the Shareholders Agreement of which shares Ms. Enisman disclaims beneficial ownership.

(4) Includes 10,000 shares issuable upon the exercise of options. Also includes 57,635,437 shares owned by certain of the other parties to the Shareholders Agreement and of which shares Mr. Finkelstein disclaims beneficial ownership.

(5) Includes 61,384,225 shares of common stock owned by certain of the parties to the Shareholders Agreement of which Mr. Obus disclaims beneficial ownership.

(6) Wynnefield Capital Management, LLC, a New York limited liability company ("WCM") is the sole general partner of each of Wynnefield Partners Small Cap Value LP, a Delaware limited partnership ("Wynnefield Partners") and Wynnefield Partners Small Cap Value LP I, a Delaware limited partnership ("Wynnefield Partners I"). Nelson Obus and Joshua Landes are the co-managing members of WCM and by virtue of such positions with WCM, have the shared power to vote and dispose of the shares of the Company's common stock that are beneficially owned by each of Wynnefield Partners and Wynnefield Partners I. Wynnefield Capital, Inc., a Delaware corporation ("WCI"), is the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd., Cayman Islands company ("Wynnefield Offshore"). Messrs. Obus and Landes are the co-principal executive officers of WCI and by virtue of such positions with WCI, have the shared power to vote and dispose of the shares of the Company's common stock that are beneficially owned by Wynnefield Offshore. Each of WCM, WCI and Messrs. Obus and Landes disclaims any beneficial ownership of the shares of the Company's common stock that are directly beneficially owned by each of Wynnefield Partners, Wynnefield Partners I and Wynnefield Offshore, except to the extent of their respective pecuniary interest in such shares. Mr. Obus, was appointed as a director of the Company effective on August 20, 2007.

(7) Includes 1,658,798 shares which are beneficially owned by Prime Partners, Inc. of which Mr. Porpora is a shareholder, officer and director; and 15,420,000 shares which are beneficially owned by Prime Partners II, LLC of which Mr. Porpora is a member and manager. Also includes 44,305,427 shares owned by certain of the other parties to the Shareholders Agreement and Mr. Porpora disclaims beneficial ownership of these shares.

(8) Includes 60,964,225 shares owned by certain of the other parties to the Shareholders Agreement and Prime Partners II, LLC disclaims beneficial ownership of these shares.

(9) Includes 8,000,000 shares beneficially owned by Wynnefield Partners Small Cap Value LP, a Delaware limited partnership ("Wynnefield Partners") and 10,000,000 shares beneficially owned by Wynnefield Partners Small Cap Value LP I, a Delaware limited partnership ("Wynnefield Partners I"). Wynnefield Capital Management, LLC, a New York limited liability company ("WCM") is the sole general partner of Wynnefield Partners and Wynnefield Partners I. Mr. Obus is a co-managing member of WCM and by virtue of his position with WCM, has the shared power to vote and dispose of the shares of the Company's common stock that are beneficially owned by each of Wynnefield Partners and Wynnefield Partners I. Includes 12.0 million shares beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd., Cayman Islands company ("Wynnefield Offshore"). Wynnefield Capital, Inc., a Delaware corporation ("WCI"), is the sole investment manager of Wynnefield Offshore. Mr. Obus is a co-principal executive officer of WCI, and by virtue of his position with WCI, has the shared power to vote and dispose of the shares of the Company's common stock that are beneficially owned by Wynnefield Offshore. Mr. Obus disclaims beneficial ownership of the shares of the Company's common stock that are directly beneficially owned by each of Wynnefield Partners, Wynnefield Partners I and Wynnefield Offshore, except to the extent of his pecuniary interest in such shares.

(10) Includes 53,842,225 shares owned by certain of the other parties to the Shareholders Agreement and Wynnefield Partners Small Cap Value L.P. disclaims beneficial ownership of such shares.

(11) Includes 49,384,225 shares owned by certain of the other parties to the Shareholders Agreement and Wynnefield Small Cap Value Offshore Fund, Ltd. disclaims beneficial ownership of such shares.

(12) Includes 51,384,225 shares owned by certain of the other parties to the Shareholders Agreement and Wynnefield Small Cap Value, L.P. I disclaims beneficial ownership of such shares.

(13) Includes 51,384,225 shares owned by certain of the other parties to the Shareholders Agreement of which shares Web Financial Corporation disclaims beneficial ownership.

(14) Includes 61,384,225 shares owned by the parties to the Shareholders Agreement.


                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.gilcio.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

You may also request a copy of any Securities Exchange Commission filings, and any information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, at no cost, by contacting:

Gilman Ciocia, Inc. 11 Raymond Avenue Poughkeepsie, New York 12603 Attention:
Ted H. Finkelstein, Vice President and General Counsel (845) 486-0900.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below into this prospectus:

      o Our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed with the SEC on September 28, 2007;

      o Our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007, filed with the SEC on October 5, 2007;


      o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007;

      o Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, filed with the SEC on February 14, 2008;

      o Our Current Reports on Form 8-K filed with the SEC on July 10, 2007, July 25, 2007, August 24, 2007, September 28, 2007 and February 1, 2008.


Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Gilman Ciocia, Inc. 11 Raymond Avenue Poughkeepsie, New York 12603 (845) 486-0900 Attention: Ted H. Finkelstein, Vice President and General Counsel

                                  LEGAL MATTERS

The validity of the subscription rights and the common stock issuable upon subscription of the rights will be passed upon for us by Blank Rome LLP.

                                     EXPERTS

The consolidated balance sheets of the Company and its subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the years in the two-year period ended June 30, 2007 have been incorporated by reference herein in reliance upon the reports of Sherb & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations, shareholders' deficit, and cash flows of the Company and its subsidiaries for the year ended June 30, 2005, have been incorporated by reference herein in reliance upon the report of Radin, Glass & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:


    Securities and Exchange Commission Registration Fee        $     61.40
    Subscription Agent Fees and Expenses                       $    10,000
    Printing Costs                                             $     7,500
    Information Agent Fees and Expenses                        $     8,500
    Accounting Fees and Expenses                               $    20,000
    Legal Fees                                                 $   100,000
    Miscellaneous Expenses                                     $ 28,938.60
                                                               -----------
    Total                                                      $175,000.00


Item 14. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended certificate of incorporation and the by-laws of Gilman Ciocia, Inc., a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article NINTH of our Certificate of Incorporation and Article X of our By-Laws provide that we shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he is or was, a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in our By-Laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise. The By-Laws also provide that we shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect.

We maintain an insurance policy on behalf of the Company and its subsidiaries, and on behalf of the directors, officers and employees thereof, covering certain liabilities that may arise as a result of the actions of such directors, officers and employees.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Pursuant to Section 102(b)(7) of the DGCL, Article EIGHTH of our Certificate of Incorporation states that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directory, except for liability: (i) for any breach of the director's duty of loyalty to the Company for its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding unregistered securities sold by us in the past three years.

1) On June 22, 2004, we issued 45,000 shares of our common stock to Rappaport Gamma Limited Partnership ("Rappaport") as an interest payment on a loan Rappaport made to us (the "Rappaport Loan").

2) On October 19, 2004, we issued 45,000 shares of our common stock to Rappaport as an interest payment on the Rappaport Loan.

3) On December 23, 2004, we issued 45,000 shares of our common stock to Rappaport as an interest payment on the Rappaport Loan.

4) On March 30, 2005, we issued 45,000 shares of our common stock to Rappaport as an interest payment on the Rappaport Loan.

5) On April 26, 2005, we issued 15,000 shares of our common stock to Rappaport as an interest payment on the Rappaport Loan.

6) On June 13, 2005, we issued a total of 15,000 shares of our common stock to one of our principal stockholders and certain other note holders (collectively, the "Purchasing Group") as interest on the Rappaport Loan. The Purchasing Group purchased the Rappaport Loan from Rappaport on April 29, 2005.

7) On July 8, 2005, we issued a total of 34,684 shares of our common stock to Thomas Connors in accordance with the earnout agreement relating to our acquisition of his accounting practice.

8) On November 28, 2005, we issued a total of 1,000 shares of our common stock to Edward Cohen as director compensation.

9) On January 6, 2006, we issued 105,000 shares of our common stock to the Purchasing Group as interest on the Rappaport Loan.

10) On April 27, 2006, we issued a total of 272,368 shares of our common stock to certain of our employees in consideration of their contributions to our Employee Stock Purchase Plan ("ESPP") through June 30, 2002. The ESPP Plan was terminated by us in 2004.

11) On February 5, 2007, we issued 180,000 shares of our common stock to the Purchasing Group as interest on the Rappaport Loan.

12) On August 2, 2007, we issued a total of 24,027 shares of our common stock to Matthew Collins in accordance with the terms of his financial planner agreement.

13) On August 20, 2007 we issued a total of 80,000,000 shares of our common stock in private placements to the persons named as selling stockholders in this registration statement. A total of 56,910,000 of the shares were sold for cash proceeds of $5,691,000 and the remaining 23,090,000 shares were sold in consideration of the extinguishment of $2,309,000 of our debt.

14) On August 21, 2007, we issued 108,944 shares of our common stock to the Purchasing Group as interest on the Rappaport Loan.

15) On August 22, 2007, we issued a total of 9,000 shares of our common stock to Edward Cohen as director compensation, a total of 3,000 shares of our common stock to John Levy as director compensation and a total of 3,000 shares of our common stock to Allan Page as director compensation.

16) On November 2, 2007, we issued 7,500 shares of our common stock to Lilac Development Corporation as the final interest payment on the Rappaport Loan.

No underwriters were involved in the foregoing sales of securities.

All such sales were privately negotiated with the individuals with whom we had a prior relationship. All of the foregoing securities were deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. The securities described above were sold and issued upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and/or Rule 506 of Regulation D under the Securities Act, in each case, to the extent an exemption from such registration was required. The purchasers of shares described above represented to us in connection with their purchases, among other things, that they were acquiring the shares for investment and not distribution. The sales of these securities were made without general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

The Exhibits to this registration statement are listed in the Exhibit Index.

Item 17. Undertakings.

(a) Gilman Ciocia, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poughkeepsie, State of New York on April 4, 2008.


                                             GILMAN CIOCIA, INC.


                                             By: /s/ Michael Ryan
                                                 -------------------------------
                                                 Name:  Michael Ryan
                                                 Title: Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Ryan as his true and lawful attorney-in-fact and agents, with full power to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments to said registration statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done hereby.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Michael Ryan           Chief Executive Officer and Director    April 4, 2008
-----------------------    (Principal Executive Officer)
Michael Ryan


/s/ Karen Fisher           Chief Accounting Officer (Principal     April 4, 2008
-----------------------    Financial and Accounting Officer)
Karen Fisher


/s/ Edward Cohen           Director                                April 4, 2008
-----------------------
Edward Cohen


/s/ James Ciocia           Director                                April 4, 2008
-----------------------
James Ciocia


/s/ John Levy              Director                                April 4, 2008
-----------------------
John Levy


/s/ Nelson Obus            Director                                April 4, 2008
-----------------------
Nelson Obus


/s/ Allan Page             Director                                April 4, 2008
-----------------------
Allan Page


/s/ Frederick Wasserman    Director                                April 4, 2008
-----------------------
Frederick Wasserman

                                  EXHIBIT INDEX

3.1.1 Registrant's Certificate of Incorporation, as amended, incorporated by reference to the like numbered exhibit in the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY.

3.1.2 Registrant's Amended Certificate of Incorporation, incorporated by reference to the exhibit in the Registrant's Proxy Statement on Form 14-A under the Securities Exchange Act of 1934, as amended, filed on June 22, 1999.

3.1.3 Amendment to Certificate of the Registrant dated July 19, 2007 filed with the State of Delaware Secretary of State on July 20, 2007, incorporated by reference to the exhibit filed with the Registrant's Form 10-K for the fiscal year ended June 30, 2007 filed on September 28, 2007.

3.1.4 Amendment to Certificate of the Registrant filed with the State of Delaware Secretary of State on January 28, 2008, incorporated by reference to Exhibit 3.1.4 filed with Amendment No. 1 to the Registrant's Registration Statement on Form S-1 under the Securities Act of 1933, as amended, File No. 33-146955.

 3.2 Registrant's By-Laws, incorporated by reference to the like numbered exhibit filed with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, File No. 33-70640-NY.

 *4.1       Form of Subscription Agreement for rights holders.

 *4.2       Form of Subscription Agreement for 2007 Investors.

  *5        Opinion of Blank Rome LLP.

 10.1 Stock and Asset Purchase Agreement dated April 5, 1999 among Registrant, Prime Financial Services, Inc., Prime Capital Services, Inc., Asset & Financial Planning, Ltd. Michael P. Ryan and Ralph Porpora, incorporated by reference to the exhibit filed with the Registrant's report on Form 8-K dated April 5, 1999.

10.2.1 Registration Rights Agreement dated April 5, 1999 among Registrant, Prime Financial Services, Inc., Michael P. Ryan and Ralph Porpora incorporated by reference to the exhibit filed with the Registrant's report on Form 8-K dated April 5, 1999.

 10.2 Asset Purchase Agreement dated November 26, 2002 between Registrant and Pinnacle Taxx Advisors LLC incorporated by reference to the exhibit filed with the Registrant's report on Form 8-K dated December 23, 2002.

 10.3 Stock Purchase Agreement dated as of January 1, 2004 between Registrant and Daniel Levy and Joseph Clinard incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

 10.4 Agreement with Steven J. Gilbert incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

 10.5 Letter of Acceptance, Waiver and Consent dated August 12, 2005 incorporated by reference to the exhibit filed with the Registrant's report on Form 8-K dated August 12, 2005.

 10.6 Leases for the Registrant's Headquarters incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K dated June 30, 2006.

 10.7 Amendment 4 to Forbearance Agreement dated April 20, 2006 incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

 10.8 Amendment 3 to Forbearance Agreement dated April 28, 2005 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 28, 2005.

 10.9 Amendment 2 to Forbearance Agreement dated March 26, 2004 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated March 26, 2004.

10.10 Amendment to Forbearance Agreement dated June 18, 2003 incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended dated June 30, 2006.

10.11 Forbearance Agreement dated November 27, 2002 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated November 26, 2002.

10.12 First Union Loan (Wachovia) Agreement dated December 26, 2001 incorporated by reference to the exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

10.13 Investor Purchase Agreement (with Exhibits) dated April 25, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 25, 2007.

10.14 Waiver of Registration Rights Agreement dated April 25, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 25, 2007.

10.15 Letter from Prime Partners, Inc. dated April 25, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 25, 2007.

10.16 Voting Agreement dated April 25, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated April 25, 2007.

10.17 Placement Purchase Agreement dated August 13, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

10.18 2007 Debt Conversion Agreement dated August 13, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

10.19 Shareholder Agreement dated August 20, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

10.20 Registration Rights Agreement dated August 20, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

10.21 Employment Agreement between the Company and Michael P. Ryan dated August 20, 2007 incorporated by reference to the exhibit filed with the Registrant's Form 8-K dated August 20, 2007.

 14.0 Code of Ethics for Senior Financial Officers and the Principal Executive Officer of the Registrant incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended dated June 30, 2003.

*23.1       Consent of Sherb & Co., LLP

*23.2       Consent of Radin, Glass & Co., LLP

*23.3       Consent of Blank Rome LLP (included in Exhibit 5)

 *24 Power of Attorney (included in the signature page of this registration statement)

*99.1       Form of Subscription Agent Agreement

*99.2       Form of Letter to Stockholders

*99.3       Form of Letter to Brokers

*99.4       Form of Letter to Clients

*99.5       Form of Beneficial Owner Election Form

*99.6       Form of Nominee Holder Certification

----------
*     Filed herewith.